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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                 Under the Securities and Exchange Act of 1934
                               (Amendment No. 2)*


                                 GYMBOREE INC.
- --------------------------------------------------------------------------------
                                (Name of Issue)

                                    COMMON
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                         (Title of Class of Securities)

                                   403777105
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                                 (Cusip Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities in that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                     (Continued on the following page(s))



                               Page 1 of 4 pages

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  CUSIP NO. 403777105                 13G                  PAGE 2 OF 4 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

      INVESTMENT ADVISERS, INC.

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELAWARE

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                          SOLE VOTING POWER
                     5
     NUMBER OF            644,800

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          89,400
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             644,800

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          89,400

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      734,200
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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
10
      2.99%

- ------------------------------------------------------------------------------
      TYPE OF PERSON REPORTING*
11
      IA

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                      SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1.(a)     Name of Issuer: GYMBOREE INC.
       (b)     Address of Issuer's Principal  70 Airport Blvd Suite 200
               Executive offices:             Burlingame, CA 94010

Item 2.(a)     Investment Advisors, Inc.
       (b)     3700 First Bank Place, Box 357, Minneapolis, MN 55440
       (c)     Delaware
       (d)     Title of Class of Securities: Common
       (e)     Cusip Number:                  403777105

Item 3.(e) Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

Item 4.(a)     Amount beneficially owned: 734,200
       (b)     Percent of Class: 2.99%
       (c)     Number of shares as to which such person as:

               (i)   Sole power to vote: 644,800

               (ii)  Shared power to vote: 89,400

               (iii) Sole power to dispose or direct disposition of: 644,800

               (iv)  Shared power to dispose or direct disposition of: 89,400

Item 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6. The shares referred to in this filing are held by various custodian banks for various clients of Investment Advisors, Inc. None of the individual clients or custodian banks holds more than 5% or more of the shares.

Item 7.        Not applicable.

Item 8.        Not applicable.

Item 9.        Not applicable.

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Item 10.       Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the infraction set forth in this statement is true, complete and correct.

Date: 7/6/95




/s/ Kelly Thomas Coughlin
- ------------------------------
Signature



Kelly Thomas Coughlin
Vice President
Director of Compliance